Exhibit 99.1
News Release
FOR IMMEDIATE RELEASE
DENNIS J. MCDONNELL SUBMITS RESIGNATION FROM CENTRUE FINANCIAL CORPORATION BOARD OF DIRECTORS, CITING HEALTH CONCERNS

OTTAWA, IL, November 13, 2015 – Centrue Financial Corporation (NASDAQ: CFCB) announced today that Dennis J. McDonnell has submitted his resignation from its Board of Directors and as a member of the Board’s Executive, Compensation, and Corporate Governance and Nominating Committees, each effective immediately on November 12, 2015, citing health concerns. Mr. McDonnell, 72, has served on the Company’s board since 2000 and served as Chairman of the Board from 2002 until his resignation. Mr. McDonnell has also resigned from the Board of Directors of Centrue Bank, a wholly owned subsidiary of Centrue Financial Corporation.
Commenting on the announcement, Mr. McDonnell stated that, “Health considerations led to my decision. 2015 has been a transformational year for Centrue with many milestones. We completed a successful recapitalization of the Company, listed our stock on the NASDAQ and built a strong foundation for our future. As a result of these many significant accomplishments, I can think of no better time to transition to new leadership.”
“I can’t say enough to thank Dennis for his many years of service to this organization,” remarked the Company’s President & CEO, Kurt R. Stevenson. “Dennis should be extremely proud of what he helped build and I hope he realizes the sincere gratitude our Board and management team has for all of his contributions in getting us to where we are today.”
Centrue also announced that Dennis O. Battles, who has been a director of Centrue Financial Corporation and Centrue Bank since 2012, has been elected as Chairman of the Board of Directors of each of Centrue Financial Corporation and Centrue Bank to replace Mr. McDonnell.
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About the Company
Centrue Financial Corporation is a regional financial services company headquartered in Ottawa, Illinois and devotes special attention to personal service. The Company serves a market area which extends from the far western and southern suburbs of the Chicago metropolitan area across Central Illinois down to the metropolitan St. Louis area.
Further information about the Company is available at its website at http://www.centrue.com.

Forward-Looking Statements
This release contains certain “forward-looking statements.” Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as "believe," "expect," "intend," "anticipate," "estimate," or "project" or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Contact:	Daniel R. Kadolph
Chief Financial Officer
Centrue Financial Corporation
daniel.kadolph@centrue.com
(815) 431-2838